EXHIBIT 99.1



                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholder
Panhandle Eastern Pipe Line Company:

We have audited the accompanying consolidated balance sheets of Panhandle Eastern Pipe Line Company as of December 31, 2002 and 2001, and the related consolidated statements of operations, common stockholder's equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Panhandle Eastern Pipe Line Company as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 4 to the accompanying consolidated financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002.


ERNST & YOUNG LLP


Houston, Texas
March 14, 2003


                       PANHANDLE EASTERN PIPE LINE COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Millions)

                                                           Year Ended   Year Ended     Year Ended
                                                           December 31, December 31,   December 31,
                                                             2002             2001       2000

Operating Revenue

    Transportation and storage of natural gas .............   $ 413    $ 423    $ 425

    LNG terminalling revenue ..............................      58       75       40

    Equity losses from unconsolidated subsidiaries ........      (7)      (1)      --

    Other .................................................      20       17       18
                                                              -------------------------

       Total operating revenue ............................     484      514      483
                                                              -------------------------

Operating Expenses

    Operation and maintenance .............................     141      167      141

    Administrative and general ............................      61       83       70

    Depreciation and amortization .........................      51       69       65

    General taxes .........................................      22       27       23
                                                              -------------------------

       Total operating expenses ...........................     275      346      299
                                                              -------------------------


Pretax Operating Income ...................................     209      168      184

Other Income (Losses), Net ................................     (15)       9        8

Interest Charges

    Interest on long-term debt ............................      74       84       82

    Other interest ........................................       2       (1)       3
                                                              ------------------------

       Total interest charges .............................      76       83       85

Minority Interest .........................................       4       --       --


Income From Continuing Operations Before Income Taxes .....     114       94      107

Income Taxes ..............................................      46       38       43
                                                              ------------------------

Income From Continuing Operations Before Extraordinary Item

    and Cumulative Effect of Change in Accounting Principle      68       56       64

Extraordinary Income (Loss), Net of Tax ...................       1       (2)      --
                                                              ------------------------

Income Before Cumulative Effect of Change in Accounting

    Principle .............................................      69       54       64

Cumulative Effect of Change in Accounting for Goodwill,

    Net of Tax ............................................    (369)      --       --
                                                              ------------------------

Consolidated Net Income (Loss) ............................   $(300)   $  54    $  64
                                                              ------------------------


         The accompanying notes are an integral part of these statements






















                       PANHANDLE EASTERN PIPE LINE COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (In Millions)

                                                                   Year Ended   Year Ended   Year Ended
                                                                  December 31, December 31, December 31,
                                                                     2002         2001        2000


Cash Flows From Operating Activities
    Net income (loss) ...............................................   $(300)   $  54    $  64

    Adjustments to reconcile net income to net cash provided by operating activities:

    Depreciation and amortization....................................      51       69       65

    Cumulative effect of change in accounting principle .............     369       --       --

    Extraordinary item ..............................................      (1)      --       --

    Centennial write-down ...........................................      26       --       --

    Deferred income taxes...........................................       30       54       87

    Changes in current assets and liabilities .......................      --      (17)     (35)

    Other, net ......................................................      --        3       (7)
                                                                        --------------------------

      Net cash provided by operating activities .....................     175      163      174
                                                                        --------------------------

Cash Flows From Investing Activities

    Capital and investment expenditures .............................    (113)     (87)    (129)

    Purchase of system gas...........................................      (5)     (31)      --

    Retirements and other ...........................................     (11)      12       (1)
                                                                        -------------------------

      Net cash used in investing activities .........................    (129)    (106)    (130)
                                                                        -------------------------



Cash Flows From Financing Activities

    Contribution from parent ........................................      --      150       --

    Contribution from LNG Holdings' Minority
    Interest ........................................................      --       30       --

    Net (increase)/decrease in current Note  receivable - CMS Capital     214     (111)     (77)


    Other increase in Note receivable - CMS Capital .................      --      (150)     --

    Long-term debt issuance .........................................      30      280       99

    Long-term debt retirements ......................................    (139)    (192)      --

    Debt issuance costs .............................................      (3)      --       --

    Gain on interest rate swap ......................................       3       --       --

    Acquisition of LNG Holding's Minority Interest ..................     (41)      --       --

    Return of capital................................................      (5)      --       --

    Dividend ........................................................     (27)     (61)     (66)
                                                                        --------------------------

      Net cash provided by (used in) financing
      activities ....................................................      32      (54)     (44)
                                                                        --------------------------

    Net Increase in Cash and Temporary Cash
    Investments .....................................................      78        3       --

    Cash and Temporary Cash Investments,
          Beginning of Period........................................       3       --       --

    Cash and Temporary Cash Investments,
          End of Period .............................................   $  81    $   3   $   --
                                                                        --------------------------

Other cash flow activities were:

    Interest paid (net of amounts capitalized) ......................   $  84    $  85    $  80

    Income taxes paid (net of refunds) ..............................     (27)      (9)     (12)

Other noncash activities were:

    Property dividend ...............................................    $--     $  --    $  (4)

    Capital contributions received ..................................     --         9       --

              The accompanying notes are an integral part of these statements.









                                    PANHANDLE EASTERN PIPE LINE COMPANY

                                        CONSOLIDATED BALANCE SHEETS

                                               (In Millions)

                                                                             December 31,  December 31,
                                                                                2002          2001


ASSETS
Property, Plant and Equipment

     Cost ....................................................................   $1,765   $1,707

     Less accumulated depreciation and amortization...........................
                                                                                    188      144
                                                                                ------------------
        Sub-total.............................................................    1,577    1,563

     Construction work-in-progress............................................       44       25
                                                                                ------------------
       Net property, plant and equipment......................................    1,621    1,588
                                                                                ------------------
Investments in Affiliates.....................................................       68       66
                                                                                ------------------

Current Assets

     Cash and temporary cash investments at cost, which approximates market.....     81        3

     Restricted cash............................................................     64       --

     Accounts receivable, less allowances of $8 and $4 as of December 31, 2002
        and 2001, respectively..................................................     50       59

     Accounts receivable - related parties......................................      9       55

     Gas imbalances - receivable................................................     18       21

     System gas and operating supplies..........................................     41       63

     Deferred income taxes......................................................     13        7

     Note receivable - CMS Capital..............................................     60      273

     Other......................................................................      6        2
                                                                                -------------------

        Total current assets....................................................     342      483
                                                                                -------------------


Non-current Assets


     Goodwill, net..............................................................    113      714

     Debt issuance cost.........................................................     17       18

     Deferred income taxes......................................................     40       --

     Non-current system gas.....................................................     15       10

     Other.....................................................................      16       27
                                                                                ------------------
        Total non-current assets .............................................      201      769
                                                                                ------------------

     Total Assets ............................................................   $2,232   $2,906
                                                                                ------------------

         The accompanying notes are an integral part of these statements.


























                                   PANHANDLE EASTERN PIPE LINE COMPANY

                                       CONSOLIDATED BALANCE SHEETS

                                              (In Millions)

                                                                   December 31, December 31,

                                                                       2002           2001

COMMON STOCKHOLDER'S EQUITY AND LIABILITIES

Capitalization

    Common stockholder's equity

      Common stock, no par, 1,000 shares authorized, issued    $     1    $    1
      and outstanding

      Accumulated other comprehensive loss ................       (39)        --

      Other paid-in capital ...............................      1,281     1,286

      Accumulated deficit .................................      (341)      (13)

      Note receivable - CMS Capital .......................      (150)     (150)
                                                                -------------------

       Total common stockholder's equity ..................       752      1,124

    Long-term debt ........................................     1,150      1,288
                                                               --------------------

       Total capitalization ...............................     1,902      2,412
                                                               --------------------

Minority Interest .........................................       --          30

Current Liabilities

    Accounts payable ......................................         9         16

    Accounts payable - related parties ....................         8          7

    Current portion of long-term debt .....................        12          9

    Note payable ..........................................        30         --

    Gas imbalances - payable ..............................        41         59

    Accrued taxes .........................................        11          8

    Accrued interest ......................................        25         27

    Accrued liabilities ...................................        21         35

    Other .................................................        38         37
                                                               -----------------

       Total current liabilities ..........................       195        198
                                                               -----------------

Non-current Liabilities

    Deferred income taxes .................................        --        180

    Post-retirement benefits ..............................        53         11

    Other .................................................        82         75
                                                               -----------------

       Total non-current liabilities ......................       135        266
                                                               -----------------

    Total Common Stockholder's Equity and Liabilities .....   $ 2,232    $ 2,906
                                                              ------------------

         The accompanying notes are an integral part of these statements.








                       Panhandle Eastern Pipe Line Company

             Consolidated Statements of Common Stockholder's Equity
                            and Comprehensive Income
                                  (In millions)

                                                           Year       Year       Year
                                                          Ended       Ended      Ended
                                                        December 31, December 31,  December 31,
                                                           2002       2001       2000




Common Stock

     At beginning and end of period .................   $     1    $     1    $     1

Other Paid-in Capital

     At beginning of period                               1,286      1,127      1,127

     Contribution of investment by parent                    --          9         --

     Cash capital contribution by parent                     --        150         --

     Return of capital                                      (5)         --         --
                                                        -----------------------------
        At end of period                                  1,281      1,286      1,127


Accumulated Other Comprehensive Loss

     Minimum Pension Liability
       At beginning of period                                --       --         --

       Increase in pension liability                       (26)       --         --
                                                        -----------------------------
        At end of period                                   (26)       --         --


     Interest Rate Swaps
       At beginning of period                               --        --         --

     Unrealized loss related to interest rate swaps        (13)       --         --
                                                        -----------------------------
        At end of period                                   (13)       --         --

Accumulated Deficit

     At beginning of period                                (13)        (6)        --

     Net income                                           (300)        54         64


     Common stock dividends                                (28)       (61)       (70)
                                                        -----------------------------

     At end of period                                     (341)       (13)        (6)
                                                        -----------------------------

Note Receivable - CMS Capital


     At beginning of period                               (150)      --          --


     Loan classified as reduction to equity                 --       (150)       --
                                                        -----------------------------

     At end of period                                     (150)      (150)       --

                                                      ------------------------------

     Total Common Stockholder's Equity                 $   752    $ 1,124    $ 1,122
                                                      ------------------------------
Disclosure of Comprehensive Income:

     Other comprehensive income

        Minimum Pension Liability

            Net increase in pension liabilities, net    $   (26)   $  --      $  --
     of tax of $16

        Interest Rate Swaps

           Unrealized loss related to interest rate
     swaps, net of tax of $9                                (13)      --         --




     Net income (loss)                                     (300)        54         64
                                                        ------------------------------


     Total Comprehensive Income (Loss) ..............   $  (339)   $    54    $    64
                                                        -----------------------------

         The accompanying notes are an integral part of these statements.















                       PANHANDLE EASTERN PIPE LINE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This form 10-K includes Panhandle's restated financial results for the year ended December 31, 2001, pursuant to audit adjustments resulting from the re-audit of the consolidated financial statements for the years 2001 and 2000 of CMS Energy, Panhandle's parent company, which included audit work at Panhandle. The restatements have been reflected in Form 10-K/A for 2001 and Form 10-Q/A for the periods ended September 30, 2002 filed with the SEC.

1.  CORPORATE STRUCTURE

Panhandle is a wholly owned subsidiary of CMS Gas Transmission and ultimately CMS Energy. Panhandle was incorporated in Delaware in 1929. Panhandle is primarily engaged in interstate transportation and storage of natural gas, owns a LNG regasification plant and related facilities, and is subject to the rules and regulations of the FERC. It conducts operations in the central, gulf coast, midwest, and southwest regions of the United States.

In March 2000, Trunkline, a subsidiary of Panhandle, acquired the Sea Robin Pipeline from El Paso Energy Corporation for cash of approximately $74 million and certain other contractual arrangements valued at $15 million (See Note 10, Debt). Sea Robin is a 1 bcf per day capacity natural gas and condensate pipeline system located in the Gulf of Mexico offshore Louisiana west of Trunkline's existing Terrebonne system.

In December 2001, Panhandle completed a $320 million monetization transaction of its Trunkline LNG business and the value created by long-term contracts for capacity at the Trunkline LNG Lake Charles terminal. The transaction included the formation of LNG Holdings, which owns 100 percent of Trunkline LNG. LNG Holdings and its $281 million of debt at December 31, 2002, is consolidated with Panhandle.

On December 21, 2002, CMS Energy announced that it had reached a definitive agreement to sell Panhandle to Southern Union Panhandle Corp. The agreement calls for Southern Union Panhandle Corp., a newly formed entity owned by Southern Union Company and AIG Highstar Capital, L.P. to pay $662 million in cash and assume $1.166 billion in debt. Under terms of the agreement, CMS Energy retained Panhandle's ownership interests in the Centennial and Guardian pipeline projects, as well as certain of Panhandle's net deferred tax assets, all tax liabilities, and pension assets and liabilities. Panhandle has since sold its interest in Centennial and the Guardian interest and the related cash collateral has been transferred to Panhandle's direct parent, CMS Gas Transmission. The sale of Panhandle to Southern Union Panhandle Corp. has been approved by the Board of Directors of each company and is subject to customary closing conditions and action by the FTC under the Hart-Scott-Rodino Act.

On March 1, 2003, certain assets held by CMS Field Services were contributed to Panhandle by its parent, CMS Gas Transmission, to be included in the sale to Southern Union Panhandle Corp.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

PRINCIPLES OF CONSOLIDATIONS: The consolidated financial statements include the accounts of Panhandle and all majority-owned subsidiaries, after eliminating significant intercompany transactions and balances. Investments in businesses not controlled by Panhandle, but over which it has significant influence, are accounted for using the equity method.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The principles of SFAS No. 5 guide the recording of contingent liabilities within the financial statements. Although these estimates are based on management's knowledge of current and expected future events, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

SIGNIFICANT CUSTOMERS AND CREDIT RISK: Panhandle's operations are primarily concentrated in the natural gas industry and its major customers' operations are also in the same industry. Panhandle manages trade credit risks to minimize exposure to uncollectible trade receivables. Prospective and existing customers are reviewed for creditworthiness based upon pre-established standards. Customers that do not meet minimum standards are required to provide additional credit support.

SYSTEM GAS AND OPERATING SUPPLIES: System gas and operating supplies consists of gas held for operations and materials and supplies, carried at the lower of weighted average cost or market. The gas held for operations that is not expected to be consumed in operations in the next twelve months has been reflected in non-current assets. All system gas and materials and supplies purchased are recorded at the lower of cost or market, while gas received from and owed back to customers is valued at market. For the year ended December 31, 2001, $23 million of lower of cost or market write-downs were recorded to Panhandle's system gas.

GAS IMBALANCES: Gas imbalances occur as a result of differences in volumes of gas received and delivered. Gas imbalance in-kind receivables and payables are valued at cost or market, based on whether net imbalances have reduced or increased system gas balances, respectively.

FUEL TRACKER: Liability accounts are maintained for net volumes of fuel gas owed to customers collectively. Trunkline records an asset whenever fuel is due from customers from prior under recovery based on contractual and specific tariff provisions which support the treatment as an asset. Panhandle's other companies that are subject to fuel tracker provisions record an expense when fuel is under recovered. The pipelines' fuel reimbursement is in-kind and non-discountable.

PROPERTY, PLANT AND EQUIPMENT: PP&E is stated at cost. Panhandle capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. The cost of replacements and betterments that extend the useful life of PP&E is also capitalized. The cost of repairs and replacements of minor items of PP&E is charged to expense as incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates were 3.1, 3.0 and 2.9 percent for 2002, 2001 and 2000, respectively.

When PP&E is retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire regulated operating units are sold or non-regulated properties are retired or sold, the property and related accumulated depreciation and amortization accounts are reduced, and any gain or loss is recorded in income.

IMPAIRMENT OF INVESTMENTS AND LONG-LIVED ASSETS: Panhandle accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. In accordance with APB Opinion No. 18, Panhandle evaluates the potential impairment of its investments in projects based on various analyses, including the projection of undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If such decline in value is determined to be other than temporary, an impairment loss is recognized and the investment is written down to its estimated fair value.

UNAMORTIZED DEBT PREMIUM, DISCOUNT AND EXPENSE: Panhandle amortizes premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instrument.

ENVIRONMENTAL EXPENDITURES: Environmental expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.

REVENUES: Revenues on transportation, storage and terminalling of natural gas are recognized as service is provided. Receivables are subject to normal trade terms and are carried net of an allowance for doubtful accounts. Prior to final FERC approval of filed rates, Panhandle is exposed to risk that the FERC will ultimately approve the rates at a level lower than those requested. The difference is subject to refund and reserves are established, where required, for that purpose. (See Note 3, Regulatory Matters).

During 2002 and 2001, sales to Proliance Energy, LLC, a nonaffiliated local distribution company and gas marketer, accounted for 16 percent and 15 percent of Panhandle's consolidated revenues, respectively. Also during 2002, sales to BG LNG Services, a nonaffiliated gas marketer, accounted for 13 percent of Panhandle's consolidated revenue. Sales to subsidiaries of CMS Energy, primarily Consumers, accounted for 12 percent of Panhandle's consolidated revenues during 2002, 15 percent during 2001, and 12 percent during 2000. No other customer accounted for 10 percent or more of consolidated revenues during 2002, 2001, or 2000. Aggregate sales to Panhandle's top ten customers accounted for 67%, 60% and 53% of revenues during 2002, 2001 and 2000, respectively.

INTEREST COST CAPITALIZED: SFAS No. 34 requires capitalization of interest on certain qualifying assets that are undergoing activities to prepare them for their intended use. Interest costs incurred during the construction period are capitalized and amortized over the life of the assets. Gross interest expense for the twelve months ended December 31, 2002 and 2001 was $79 million and $86 million, respectively, of which $3 million was capitalized for projects under construction for both periods.

GOODWILL: Goodwill represents the excess of costs over fair value of assets of businesses acquired. Panhandle adopted the provisions of SFAS No. 142 as of January 1, 2002. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but instead tested for impairment annually in accordance with the provisions of SFAS No.
142. SFAS No. 142's transitional goodwill impairment evaluation required Panhandle to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. Panhandle's goodwill, which resulted from CMS Energy's acquisition in March 1999, was tested for impairment as of January 1, 2002, based on valuations by independent appraisers. As defined in SFAS No. 142, Panhandle was considered a single reporting unit. The fair value of the reporting unit was determined using a combination of the income approach based on discounted cash flows and a market approach using public guideline companies and market transactions. The goodwill impairment amount was determined by comparing the fair value of goodwill to book value. Panhandle has completed the goodwill impairment testing required upon adoption of SFAS No. 142, which resulted in a $601 million pre-tax write-down ($369 million after-tax) under the new standard. The impact has been reflected retroactively to the first quarter of 2002 as the cumulative effect of a change in accounting for goodwill, pursuant to the requirements of SFAS No. 142.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: Panhandle utilizes interest-rate related derivative instruments to manage its exposure on its debt instruments and does not enter into derivative instruments for any purpose other than hedging purposes. That is, Panhandle does not speculate using derivative instruments. All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, Panhandle designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge).

Interest rate swaps are used to reduce interest rate risks and to manage interest expense. By entering into these agreements, Panhandle generally converts floating-rate debt into fixed-rate debt or may also convert fixed-rate debt to floating. Interest differentials paid or received under the swap agreements are reflected as an adjustment to interest expense. These interest rate swaps are financial derivative instruments that qualify for hedge treatment. For derivatives treated as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income until the related hedge items impact earnings. Any ineffective portion of a hedge is reported in earnings immediately. For derivatives treated as a hedge of the fair value of a debt instrument, the effective portion of changes in fair value are recorded as an adjustment to the hedged debt. The ineffective portion of a fair value hedge is recognized in earnings. Upon termination of a fair value hedge of a debt instrument, the resulting gain or loss is amortized to income through the maturity date of the debt instrument.

In March 2002, Panhandle executed a fixed-to-floating interest rate swap with notional amounts totaling $175 million related to existing notes to take advantage of lower short-term interest rates, which reduced interest expense on the Consolidated Income Statement compared to the prior year. In June 2002, the swaps were unwound to monetize an increase in the market value of the fixed to floating rate position. The resulting cash gain of approximately $3 million is being amortized to income through the second and third quarters of 2004, which are the maturity dates of the original debt instruments that were hedged. Interest cost decreases due to reductions in debt principal and amortization of the gain on the swaps unwind were partially offset by credit fees and other interest charges of $3 million during 2002 related to Centennial, Guardian and LNG Holdings. Panhandle did not have a gain or loss associated with the ineffective portion of a hedge for any period presented. Interest expense associated with the cash flow hedge was approximately $2 million in 2002.

The negative fair value of interest rate swap agreements was $22 million pre-tax, $13 million net of tax at December 31, 2002. Current market pricing models were used to estimate fair values of interest rate swap agreements. In accordance with SFAS No. 133, an unrealized loss of $13 million after-tax was recorded to accumulated other comprehensive loss.

INCOME TAXES: CMS Energy and its subsidiaries file a consolidated federal income tax return. Federal income taxes have been provided by Panhandle on the basis of its separate company income and deductions and are settled in accordance with the established practices of the tax sharing agreement of the consolidated group which provides for, among others, the allocation of tax attributes among its participating members. Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in different periods.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified in the consolidated financial statements to conform to the current presentation.

NEW ACCOUNTING STANDARDS

SFAS No. 143, Accounting for Asset Retirement Obligations: In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Panhandle will adopt the new rules on asset retirement obligations on January 1, 2003. Preliminary results indicate that application of the new rules will result in an increase in net property, plant and equipment of $11 million, recognition of an asset retirement obligation of $10 million, and a cumulative effect of adoption that will increase net income and stockholder's equity by $1 million.

SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections: Issued by the FASB on April 30, 2002, this Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. As a result, any gain or loss on extinguishment of debt should be classified as an extraordinary item only if it meets the criteria set forth in APB Opinion No. 30. The provisions of this section are applicable to fiscal years beginning 2003. SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to require sale-leaseback accounting for certain lease modifications that have similar economic impacts to sale-leaseback transactions. This provision is effective for transactions occurring and financial statements issued after May 15, 2002. Panhandle believes there will not be a material impact on its financial statements upon adoption of this standard.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities:
Issued by the FASB in July 2002, this standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 supersedes previous accounting guidance, EITF No. 94-3, "Liability recognition for Certain Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred In a Restructuring)." This standard is effective for exit or disposal activities initiated after December 31, 2002. The scope of SFAS No.146 includes, (1) costs related to termination benefits of employees who are involuntarily terminated, (2) costs to terminate a contract that is not a capital lease, and (3) costs to consolidate facilities or relocate employees. Any future exit or disposal activities that Panhandle may engage in after any potential sale would be subject to the provisions of this statement.

SFAS No. 148, Accounting for Stock-Based Compensation - Transition and
Disclosure: Issued by the FASB in December 2002, this standard provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of the statement are effective as of December 31, 2002 and interim disclosure provisions are effective for interim financial reports starting in 2003. Panhandle has decided to voluntarily adopt the fair value based method of accounting for stock-based employee compensation effective December 31, 2002, applying the prospective method of adoption which requires recognition of all employee awards granted, modified, or settled after the beginning of the year in which the recognition provisions are first applied. Panhandle has adopted SFAS No. 148 for new awards granted in 2002, and the implementation of SFAS No. 148 resulted in a $0.4 million charge to expense during 2002.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others: Issued by the FASB in November 2002, the interpretation expands on existing disclosure requirements for most guarantees, and clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The interpretation is effective for guarantees issued or modified on and after January 1, 2003. Panhandle will be required to recognize a liability for any guarantees it may issue after January 1, 2003, but will not change the accounting for guarantees it may have issued before that date.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities: Issued by the FASB in January 2003, the interpretation expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The consolidation requirements of the interpretation apply immediately to variable interest entities created after January 31, 2003. For Panhandle, the consolidation requirements apply to pre-existing entities beginning July 1, 2003. Certain of the disclosure requirements apply to all financial statements initially issued after January 31, 2003. Panhandle will be required to consolidate any entities that meet the requirements of the interpretation. Panhandle is in the process of studying the interpretation, and has yet to determine the effects, if any, on its consolidated financial statements.

3.  REGULATORY MATTERS

Effective August 1996, Trunkline placed into effect a general rate increase, subject to refund. In September 1999, Trunkline filed a FERC settlement agreement to resolve certain issues in this proceeding. FERC approved this settlement in February 2000 and required refunds of approximately $2 million that were made in April 2000, with supplemental refunds of $1.3 million in June 2000. In January 2001, Trunkline filed a settlement that included the remaining issues in this proceeding. In April 2001, the FERC approved Trunkline's uncontested settlement, without modification. As part of the settlement, Trunkline reduced its maximum rates in May 2001 and made the remaining refunds totaling approximately $8 million in June 2001.

In conjunction with a FERC order issued in September 1997, FERC required certain natural gas producers to refund previously collected Kansas ad-valorem taxes to interstate natural gas pipelines, including Panhandle Eastern Pipe Line. FERC ordered these pipelines to refund these amounts to their customers. In June 2001, Panhandle Eastern Pipe Line filed with the FERC a proposed settlement, which was supported by most of the customers and affected producers. In October 2001, the FERC approved that settlement. The settlement provided for a resolution of the Kansas ad-valorem tax matter on the Panhandle Eastern Pipe Line system for a majority of refund amounts. Certain producers and the state of Missouri elected to not participate in the settlement. A FERC hearing to resolve all outstanding issues has been scheduled for October 16, 2003. At December 31, 2002 and December 31, 2001, accounts receivable included $8 million for tax collections due from natural gas producers. At December 31, 2002 and December 31, 2001, other current liabilities included $11 million for tax collections due to customers. On January 2, 2003, the Commission issued an order indicating its intention to cease collection efforts for approximately $5 million of the amounts due from affected producers. Remaining amounts collected but not refunded are subject to refund pending resolution of issues remaining in the FERC docket and Kansas intrastate proceeding.

In March 2001, Trunkline received FERC approval to abandon 720 miles of its 26-inch diameter pipeline that extends from Longville, Louisiana to Bourbon, Illinois. This filing was in conjunction with Centennial, a joint venture in which Panhandle owned a one-third equity interest, converting the line from natural gas transmission service to a refined products pipeline, which began full commercial service in April 2002. Effective April 2001, the 26-inch pipeline was conveyed to Centennial and the book value of the asset, including related goodwill, is reflected in Investments in Affiliates. On February 10, 2003, Panhandle sold its one-third equity interest in Centennial for $40 million to Centennial's two other partners, MAPL and TEPPCO.

In July 2001, Panhandle Eastern Pipe Line filed a settlement with customers on FERC Order 637 matters to resolve issues including capacity release and imbalance penalties, among others. On October 12, 2001 and December 19, 2001 FERC issued orders approving the settlement, with modifications. The settlement changes became final effective February 1, 2002 and Panhandle recognized approximately $3 million of income, after-tax, including interest. Management believes that this matter will not have a material adverse effect on consolidated results of operations or financial position.

In August 2001, an offer of settlement of Trunkline LNG rates sponsored jointly by Trunkline LNG, BG LNG Services and Duke LNG Sales was filed with the FERC and was approved on October 11, 2001. The settlement was placed into effect on January 1, 2002. This is expected to result in reduced revenues for Trunkline LNG from 2001 levels but less volatility due to a 22-year contract with BG LNG Services.

In December 2001, Trunkline LNG filed with the FERC a certificate application to expand the Lake Charles facility to approximately 1.2 billion cubic feet per day of sendout capacity versus the current capacity of 630 million cubic feet per day. The BG Group has contract rights for all of this additional capacity. On December 18, 2002, the FERC issued an order approving the LNG terminal expansion.

Panhandle has sought refunds from the State of Kansas concerning certain corporate income tax issues for the years 1981 through 1984. On January 25, 2002, the Kansas Supreme Court entered an order affirming a previous Board of Tax Court finding that Panhandle was entitled to refunds which with interest total approximately $26 million. Pursuant to the provisions of the purchase agreement between CMS Energy and a subsidiary of Duke Energy, Duke retains the benefits of any tax refunds or liabilities for periods prior to the date of the sale of Panhandle to CMS Energy.

In February 2002, Trunkline Gas filed a settlement with customers on Order 637 matters to resolve issues including capacity release and imbalance penalties, among others. On July 5, 2002, FERC issued an order approving the settlement, with modifications. On October 18, 2002, Trunkline Gas filed tariff sheets with the FERC to implement Order 637 changes effective November 1, 2002. On February 12, 2003, FERC issued an order approving the settlement, effective November 1, 2002. Management believes that this matter will not have a material adverse effect on consolidated results of operations or financial position.

4.  GOODWILL IMPAIRMENT

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Panhandle adopted the provisions of SFAS No. 142 as of January 1, 2002. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but instead tested for impairment annually in accordance with the provisions of SFAS No. 142. SFAS No. 142's transitional goodwill impairment evaluation required Panhandle to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. Panhandle's goodwill, which resulted from CMS Energy's acquisition in March 1999, was tested for impairment as of January 1, 2002, based on valuations by independent appraisers. As defined in SFAS No. 142, Panhandle was considered a single reporting unit. The fair value of the reporting unit was determined using a combination of the income approach based on discounted cash flows and a market approach using public guideline companies and market transactions. The goodwill impairment amount was determined by comparing the fair value of goodwill to book value. Panhandle has completed the goodwill impairment testing required upon adoption of SFAS No. 142, which resulted in a $601 million pre-tax write-down ($369 million after-tax) under the new standard. The impact has been reflected retroactively to the first quarter of 2002 as the cumulative effect of a change in accounting for goodwill, pursuant to the requirements of SFAS No. 142.

For purposes of comparison, the following table presents what net income would have been during the periods presented had there been no amortization of goodwill, cumulative effect of change in accounting principle, net of tax, and extraordinary income, net of tax, in those periods.

                              Year Ended          Year Ended       Year Ended
                             December 31,        December 31,     December 31,
                                   2002                2001             2000
                      --------------------------------------------------------
                                                   In Millions


Reported Net Income ............................   $(300)  $    54  $   64
Exclude: Extraordinary (Income) Loss, Net of Tax      (1)       2       --
Net Income
   before extraordinary item ...................    (301)      56       64
Add back:  Cumulative Effect of Change in
  Accounting for Goodwill, Net of Tax
                                                     369      --       --

Add back: Goodwill amortization ................     --        19       20
Tax effect
                                                    --         (8)      (8)
                                                   -----     -----    ------
Adjusted Net Income ............................   $  68       67       76
                                                  ==============================

5.  RELATED PARTY TRANSACTIONS

                          Year Ended        Year Ended         Year Ended
                        December 31,       December 31,       December 31,
                           2002               2001              2000
                        ----------------- ------------------ ------------------
                                   In Millions


Transportation of natural gas   $ 57    $ 54   $ 54


LNG terminalling ............      2      26     24
Other operating revenues ....     (5)      4      4
Operation and maintenance
    Management & royalty fees     17      18     17
    Other expenses (a) ......     23      29     23
Interest income .............      9       9      8
---------------------------

(a) Includes allocated benefit plan costs

Panhandle has a number of significant transactions with related parties. Revenue transactions, primarily for the transportation of natural gas for Consumers, CMS MST and the MCV Partnership, all related parties, are based on regulated prices, market prices or competitive bidding. Related party expenses include payments for services provided by affiliates and payment of overhead costs to CMS Gas Transmission and CMS Energy, as well as allocated benefit plan costs.

Other operating revenue for the twelve month periods ended December 31, 2002 and 2001, includes equity losses related to Centennial of $8 million and $1 million, respectively.

Interest income includes $9 million, $9 million and $8 million for the period ended December 31, 2002, 2001 and 2000, respectively for interest on the Note receivable from CMS Capital.

In June 2001, Panhandle received a $150 million capital contribution from CMS Gas Transmission. In June 2001, Panhandle also loaned CMS Capital $150 million. At December 31, 2002, Note receivable - CMS Capital, totaled $210 million, of which $150 million is reflected as a reduction to shareholder's equity and $60 million is reflected as current. Net cash generated by Panhandle, including funds from the Trunkline LNG monetization transaction, in excess of operating, investing or financing needs, has been loaned to CMS Capital and is reflected as Note receivable-CMS Capital on the Consolidated Balance Sheet. Panhandle was credited with interest on the note at the 30 day commercial paper rate plus 12.5 basis points through July 2002. In August of 2002, the interest rate was increased to a one-month Libor plus 300 basis points.

Due to liquidity issues related to CMS Energy and subsidiaries, Panhandle's ability to draw on the full amount of the Note Receivable from CMS Capital, if needed, could be affected.

A summary of certain balances due to or due from related parties included in the Consolidated Balance Sheets is as follows:

                                  December 31,
                                 2002             2001
                           ---------------------------------
                                   In Millions

Note receivable - CMS Capital ........   $  60    $ 273

Accounts receivable ..................       5        4
Accounts receivable - tax ............       4       51

Accounts payable .....................       8        7

Accrued liabilities ..................      --        2
Stockholder's equity - note receivable    (150)    (150)

At December 31, 2002 and 2001, Panhandle had an intercompany tax receivable of $4 million and $51 million, respectively. These represent estimated amounts to be received from CMS Energy over the next twelve months for federal income taxes. In December 2002, Panhandle received approximately $29 million in refunds from CMS Energy for 2001 federal income taxes. The estimated amounts from December 2001 not received in 2002 represent tax credits and loss carryovers now reflected on the consolidated balance sheet as deferred tax assets.

6. INCOME TAXES

The separate components of income tax expense (benefit) consist of:

                      Year Ended         Year Ended         Year Ended
                      December 31,       December 31,       December 31,
Income Tax Expense       2002               2001               2000
--------------------------------------------------------------------------

                                   In Millions
Current income taxes
   Federal ......................   $ 14   $(22)   $(42)

   State ........................      3      6      (2)
                                     ----   ----    ----

      Total current income taxes      17    (16)    (44)

Deferred income taxes

   Federal ......................     24     53      76

   State ........................      5      1      11
                                    ----   ----    ----

      Total deferred income taxes     29     54      87
                                    -------------------


Total income tax expense ........   $ 46    $38    $ 43
                                    ====   ====    ====


The actual income tax expense differs from the amount computed by applying the statutory federal tax rate to income before income taxes as follows:

Income Tax Expense            Year Ended       Year Ended        Year Ended
------------------          December 31,     December 31,      December 31,
Reconciliation to             2002             2001              2000
Statutory Rate               ---------------- ----------------------------------
---------------                               In Millions

Income tax, computed at the statutory rate   $40    $33    $38
Adjustments resulting from state income
   tax, net of federal income tax effect .     6      5      5
                                             ---    ---    ---
Total income tax expense .................   $46    $38    $43
                                             ===    ===    ===

Effective tax rate .......................   40.0%  40.7%  40.2%
                                             ---    ---    ---


The principal components of Panhandle's deferred tax assets (liabilities) recognized in the balance sheet are as follows:

                                                                                                             December 31,
Net Deferred Income Tax Asset (Liability) Components                                                      2002     2001
                                                                                                         -------   ------
                                                                                                              In Millions



Property, plant and equipment ...........................................................................   $(160)   $(128)

Investments and other assets ............................................................................      (9)     (14)


Goodwill ................................................................................................     117      (74)
Deferred credits and other liabilities ..................................................................      38       30
Tax loss carryforward ...................................................................................      24     --

Other Assets ............................................................................................      18       14

Tax credit carryforward .................................................................................      15       10

State deferred income taxes, net of federal tax effect ..................................................      10      (11)

Net deferred income tax asset (liability) ...............................................................   $  53   $ (173)


Gross deferred tax liabilities ..........................................................................   $(173)   $(227)
Gross deferred tax assets ...............................................................................     226       54

Net deferred income tax asset (liability) ...............................................................   $  53    $(173)


At December 31, 2002, Panhandle had AMT credit carryforwards in the amount of $13 million that do not expire, general business credit carryforwards in the amount of $2 million that expire in 2005, and tax loss carryforwards in the amount of $69 million that expire in 2022.

Panhandle has a deferred state tax asset attributable to temporary differences reflecting state tax loss carryforwards of $15 million as of December 31, 2002. These carryforwards expire after 15 years, and their application for reduction of future taxes is dependent on Panhandle's taxable income being utilized until 2013 and beyond when these assets begin to expire. The possibility exists that this deferred tax asset may not be fully realized, and a valuation allowance may be required at some point in the future.

7.  PROPERTY, PLANT AND EQUIPMENT

                                                                                             December 31,
                                                                                      ----------------------------
                                                                                           2002           2001
                                                                                      ------------------------------
                                                                                                   In Millions

Transmission                                                                                   $1,366       $1,369
Gathering                                                                                          77           21
Underground storage                                                                               235          230
General plant                                                                                      87           87
Construction work-in-progress                                                                      44           25
                                                                                      -----------------------------
    Total property, plant and equipment                                                         1,809        1,732
Less accumulated depreciation and amortization                                                    188          144
                                                                                      -----------------------------
   Net property, plant and equipment                                                           $1,621       $1,588
                                                                                      =============================

At December 31, 2002 and 2001, accumulated depreciation and amortization included $26 million and $18 million, respectively, for amortization of intangibles, excluding goodwill.

8. INVESTMENT IN AFFILIATES

GUARDIAN. In November 2001, CMS Gas Transmission conveyed its one-third interest in Guardian to Panhandle. Guardian, also owned by Viking Gas Transmission, a subsidiary of Xcel Corporation, and WICOR, a subsidiary of Wisconsin Energy Corporation, constructed a 141-mile, 36-inch pipeline from Illinois to Wisconsin for the transportation of natural gas, which began service in December 2002. Trunkline Gas currently operates and maintains the pipeline. As of December 31, 2002, Panhandle had provided $25 million of equity contributions to Guardian. On March 10, 2003, Panhandle transferred its interest in Guardian back to CMS Gas Transmission and was released from its guarantee obligations associated with the Guardian non-recourse guaranty by Prudential and the other noteholders (See Note 12, Commitments and Contingencies).

CENTENNIAL. Until February 10, 2003, Panhandle owned a one-third interest in the Centennial Pipeline LLC along with TEPPCO and MAPL. The joint venture operates an interstate refined petroleum products pipeline extending from the U.S. Gulf Coast to Illinois. Effective April 2001, Trunkline conveyed an existing 26-inch, 720-mile pipeline to Centennial and the book value of the asset, including related goodwill, is reflected in Investments on the Consolidated Balance Sheet. The pipeline began commercial service in April 2002. On February 10, 2003, Panhandle sold its one-third equity interest in Centennial for $40 million to Centennial's two other partners, MAPL and TEPPCO. Panhandle has been released by MAPL, TEPPCO and the lenders for any liabilities, including credit fees, related to Panhandle's $50 million parent guaranty of the project debt (See Note 12, Commitments and Contingencies).

LEE 8 STORAGE. Panhandle owns a 29 percent interest in the Lee 8 partnership, which operates a 1.4 bcf natural gas storage facility in Michigan. Panhandle initially held a 40 percent interest in Lee 8. In July 2002, Panhandle entered into transactions with MG Ventures Storage Corporation and Proliance Energy which resulted in a reduction in equity ownership from 40 percent to the current 29 percent. The remaining interest in the Lee 8 partnership is owned by Proliance Energy (51 percent) and Howard Energy Company (20 percent).

9. FINANCIAL INSTRUMENTS

Panhandle's financial instruments include approximately $1.2 billion and $1.3 billion of long-term debt at December 31, 2002 and 2001, respectively, with an approximate fair value of $1.1 billion and $1.2 billion as of December 31, 2002 and 2001, respectively. Estimated fair value amounts of long-term debt were obtained from independent parties. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 2002 and 2001 are not necessarily indicative of the amounts Panhandle could have realized in current market exchanges.

The $60 million Note Receivable from CMS Capital is at fair value and the interest portion is calculated using a floating rate which is updated monthly (See Note 5, Related Party Transactions).

LNG Holdings is required by its credit agreement to have fixed interest rates on a portion of its bank notes for a period of five years. An interest rate swap fixing interest rates was entered effective December 21, 2001 on the initial notional amount of $150 million to conform to that requirement on $200 million of the notes. Subsequently, an additional interest rate swap of $67 million was entered on March 22, 2002 for the requirement on an additional $90 million of notes issued. These interest rate swaps are financial derivative instruments that qualify as cash flow hedges.

The negative fair value of interest rate swap agreements was $22 million pre-tax, $13 million net of tax at December 31, 2002. Current market pricing models were used to estimate fair values of interest rate swap agreements. In accordance with SFAS No. 133, an unrealized loss of $13 million after-tax was recorded to accumulated other comprehensive loss.

10. DEBT

Short-term debt: In December 2002 and January 2003, Panhandle secured short-term bank loans in the amounts of $30 million and $10 million, respectively, with interest rates of LIBOR plus 4 percent. The loans are due the earlier of December 2003 or upon the sale of Panhandle. The stock of most of Panhandle's subsidiaries were pledged as collateral for the loans, which were utilized to improve overall liquidity which had been reduced by various cash requirements.

Long-term debt consists of the following:


                                                                                      December 31,
                   Interest Rates                        Year Due                 2002             2001
                   --------------                        --------                 ----             ----
                                                                                            In Millions
6.125% - 7.875% notes                                      2004                 $  392           $  392
6.5% - 8.25% notes                                      2009-2010                  219              242
7.00% notes                                                2029                    136              215
7.2% - 7.95% debentures                                2023 - 2024                 135              162
LNG bank loans (floating rate)                             2007                    281              290

Current portion of long-term debt                                                 (12)              (9)
                                                                     -----------------------------------
   Subtotal
                                                                                 1,151            1,292

Interest rate swaps                                                                  2               -
Unamortized debt discount, net                                                     (3)              (4)
                                                                     -----------------------------------
                                                                            $    1,150         $  1,288
Total long-term debt
                                                                     ===================================

In December 2001, Panhandle entered into a structured transaction to monetize a portion of the value of a long-term terminalling contract of its LNG subsidiary. LNG Holdings obtained $290 million of new floating rate long-term loans due in 2007 which are secured by LNG Holdings assets.

The total amount of debt principal retired in 2002 was $138 million. Panhandle incurred $1 million, net of tax, of related early retirement of debt costs which are reflected as an extraordinary gain on Panhandle's Consolidated Statements of Operations.

On March 27, 2000, Panhandle issued $100 million of 8.25 percent senior notes due 2010. Panhandle used the funds primarily to finance the purchase of Sea Robin (See Note 1, Corporate Structure); the remaining funds were loaned to CMS Capital. In July 2000, these notes were exchanged for substantially identical SEC-registered notes. In December 2001, $40 million of these notes were retired with funds received from the Trunkline LNG monetization transaction. At December 31, 2002, $60 million of these notes remained outstanding.

On March 29, 1999, CMS Panhandle Holding privately placed $800 million of senior notes (See Note 1, Corporate Structure) including: $300 million of 6.125 percent senior notes due 2004; $200 million of 6.5 percent senior notes due 2009; and $300 million of 7.0 percent senior notes due 2029. On June 15, 1999, CMS Panhandle Holding was merged into Panhandle and the obligations of CMS Panhandle Holding under the notes and the indenture were assumed by Panhandle. In September 1999, Panhandle completed an exchange offer which replaced the $800 million of notes originally issued by CMS Panhandle Holding with substantially identical SEC-registered notes. In December 2001, $111 million of these notes were retired with funds received from the Trunkline LNG monetization transaction. During 2002, $102 million of these notes were retired with funds received from CMS Capital demand loan repayment. At December 31, 2002, $587 million of these notes remained outstanding.

In conjunction with the application of purchase accounting, Panhandle's existing notes and debentures totaling $300 million were revalued resulting in a net premium recorded of approximately $5 million. The 7.2 percent - 7.95 percent debentures have call options whereby Panhandle has the option to repay the debt early beginning in 2003 at a specified premium. In December 2001, $39 million of the debentures were retired with funds received from the Trunkline LNG monetization transaction. In 2002, $27 million of the debentures were retired with funds received from CMS Capital demand loan repayments. At December 31, 2002, $135 million of the debentures remained outstanding, along with $100 million of notes.

Panhandle's senior unsecured note provisions are subject to requirements such as the maintenance of a fixed charge coverage ratio and a leverage ratio which restrict certain payments if not maintained and limitations on liens. At December 31, 2002, Panhandle was subject to a $295 million limitation on additional restricted payments, including dividends and loans to affiliates. At December 31, 2002 Panhandle was in compliance with all covenants, having received a waiver for certain matters as discussed in Note 12, Commitments and Contingencies.

11.  DEBT RATING DOWNGRADES

On June 11, 2002, Moody's Investors Service, Inc. lowered its rating on Panhandle's senior unsecured notes from Baa3 to Ba2 based on concerns surrounding the liquidity and debt levels of CMS Energy. On July 15, 2002, Fitch Ratings, Inc lowered its rating on these notes from BBB to BB+ and again on September 4, 2002 to BB based on similar concerns. On July 16, 2002, S&P also lowered its rating on these notes from BBB- to BB, in line with their rating on CMS Energy based on their belief that CMS Energy and its subsidiaries are at equal risk of default since the parent relies on its subsidiaries to meet its financial commitments. Effective with this downgrade, Panhandle's debt is below investment grade. Each of the three major ratings services currently have negative outlooks for CMS Energy and its subsidiaries, due to uncertainties associated with CMS Energy's financial condition and liquidity pending resolution of the round trip trading investigations and lawsuits, financial statement restatement and re-audit, and access to the capital markets.

Panhandle, as a result of the ratings downgrade by both Moody's and S&P to below investment grade levels, can be required to pay the balance of the demand loan owed LNG Holdings including the remaining principal and accrued interest at any time such downgrades exist. In November 2002, Panhandle acquired Dekatherm Investor Trust's interest, and owns 100% of LNG Holdings and will not demand payment on the note payable to LNG Holdings.

In conjunction with the Centennial and Guardian pipeline projects, Panhandle has provided guarantees related to the project financings during the construction phases and initial operating periods. On July 17, 2002, following the debt downgrades by Moody's and S&P, the lender sent notice to Panhandle, pursuant to the terms of the Guaranty Agreement, requiring Panhandle to provide acceptable credit support for its pro rata portion of these construction loans, which aggregate $110 million. On September 27, 2002, Panhandle's Centennial partners provided credit support of $25 million each in the form of guarantees to the lender to cover Panhandle's obligation of $50 million of loan guarantees. The partners were paid credit fees by Panhandle on the outstanding balance of the guarantees for the periods for which they were in effect. On February 10, 2003, Panhandle sold its one-third equity interest in Centennial for $40 million to Centennial's two other partners, MAPL and TEPPCO. Panhandle has been released by MAPL, TEPPCO and the lenders for any liabilities, including credit fees, related to Panhandle's $50 million parent guaranty of the project debt.

In October 2002, Panhandle provided a letter of credit to the lenders which constitutes acceptable credit support under the Guardian financing agreement. This letter of credit was cash collateralized by Panhandle with approximately $63 million. On March 10, 2003, Panhandle's ownership interest in Guardian was transferred back to CMS Gas Transmission and Panhandle was released from its guarantee obligations associated with the Guardian non-recourse guaranty by the partners, Prudential and the other noteholders.

On March 13, 2003, CMS Energy Corporation and Southern Union received requests for additional information ("Second Requests") from the FTC under the Hart-Scott-Rodino Antitrust Improvements Act relating to Southern Union's acquisition of Panhandle Eastern Pipe Line Company. CMS Energy and Southern Union intend to respond to the Second Requests as quickly as practicable, however, the Second Requests will delay the closing of the transaction beyond March 31, 2003. The sale has been approved by the Massachusetts Department of Telecommunications and Energy and the Missouri Public Service Commission. CMS Energy is a party to a $295.8 million revolving credit facility that has approximately $124 million outstanding and had an original maturity date of March 31, 2003. CMS Energy had planned to use the proceeds from the sale of Panhandle to pay down the facility. Although CMS Energy and Southern Union are not able to close the sale of Panhandle by March 31, 2003, CMS Energy has adequate cash reserves to retire the credit facility (See Note 16, Subsequent Events-CMS Energy).

12.   COMMITMENTS AND CONTINGENCIES

CAPITAL EXPENDITURES: Panhandle estimates capital expenditures and investments, excluding interest costs capitalized, to be $112 million in 2003, $124 million in 2004 and $105 million in 2005. These amounts include expenditures associated with the LNG terminal expansion which was filed with FERC on December 26, 2001. The expansion expenditures are estimated to be $33 million in 2003, $66 million in 2004 and $27 million in 2005. Capital expenditures are funded using cash from operations, repayment of loans to CMS Capital on the outstanding note receivable (see Note 5, Related Party Transactions) and contributions from the parent. These estimates were developed for budget planning purposes and are subject to revision.

LITIGATION: Panhandle is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, Panhandle has made accruals in accordance with SFAS No. 5 in order to provide for such matters. Management believes the final disposition of these proceedings will not have a material adverse effect on consolidated results of operations, liquidity, or financial position.

ENVIRONMENTAL MATTERS: Panhandle is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Panhandle has identified environmental contamination at certain sites on its systems and has undertaken cleanup programs at these sites. The contamination resulted from the past use of lubricants containing PCBs in compressed air systems and the prior use of wastewater collection facilities and other on-site disposal areas. Panhandle communicated with the EPA and appropriate state regulatory agencies on these matters. Under the terms of the sale of Panhandle to CMS Energy, a subsidiary of Duke Energy is obligated to complete the Panhandle cleanup programs at certain agreed-upon sites and to indemnify against certain future environmental litigation and claims. Duke Energy's cleanup activities have been completed on all but one of the agreed-upon sites. Should additional information be requested regarding sites where compliance information has been submitted, Panhandle would be obligated to respond to these requests.

As part of the cleanup program resulting from contamination due to the use of lubricants containing PCBs in compressed air systems, Panhandle Eastern Pipe Line and Trunkline have identified PCB levels above acceptable levels inside the auxiliary buildings that house the air compressor equipment at thirty-two compressor station sites. Panhandle has developed and is implementing an EPA-approved process to remediate this PCB contamination in accordance with federal, state and local regulations.

At some locations, PCBs have been identified in paint that was applied many years ago. In accordance with EPA regulations, Panhandle is implementing a program to remediate sites where such issues have been identified during painting activities. If PCBs are identified above acceptable levels, the paint is removed and disposed of in an EPA-approved manner. Approximately 15 percent of the paint projects in the last few years have required this special procedure.

The Illinois EPA notified Panhandle Eastern Pipe Line and Trunkline, together with other non-affiliated parties, of contamination at former waste oil disposal sites in Illinois. Panhandle and 21 other non-affiliated parties conducted an investigation of one of the sites and are evaluating the report to determine what actions will be taken. Panhandle Eastern Pipe Line's and Trunkline's estimated share for the costs of assessment and remediation of the sites, based on the volume of waste sent to the facilities, is approximately 17 percent.

Panhandle expects these cleanup programs to continue for several years and has estimated its share of remaining cleanup costs not indemnified by Duke Energy to range from $18 million to $25 million. Panhandle has accrued approximately $22 million of such costs, of which $4 million is included in Other Current Liabilities and $18 million is included in Other Non-current Liabilities on the Consolidated Balance Sheet at December 31, 2002. Environmental costs of $21 million are included in Other Non-current Liabilities on the Consolidated Balance Sheet at December 31, 2001.

AIR QUALITY CONTROL: In 1998, the EPA issued a final rule on regional ozone control that requires revised SIPS for 22 states, including five states in which Panhandle operates. This EPA ruling was challenged in court by various states, industry and other interests, including INGAA, an industry group to which Panhandle belongs. In March 2000, the court upheld most aspects of the EPA's rule, but agreed with INGAA's position and remanded to the EPA the sections of the rule that affected Panhandle. Based on EPA guidance to these states for development of SIPs, Panhandle expects future compliance costs to range from $15 million to $20 million for capital improvements to be incurred from 2004 through 2007.

As a result of the 1990 Clean Air Act Amendments, the EPA must issue MACT rules controlling hazardous air pollutants from internal combustion engines and turbines. These rules are expected in late 2003 and mid 2004. Beginning in 2002, the Texas Natural Resource Conservation Commission enacted the Houston/Galveston SIP regulations requiring reductions in nitrogen oxide emissions in an eight county area surrounding Houston. Trunkline's Cypress compressor station is affected and may require the installation of emission controls. In 2003, the new regulations will also require all "grandfathered" facilities to enter into the new source permit program which may require the installation of emission controls at five additional facilities. The company expects future capital costs for these programs to range from $14 million to $29 million.

In 1997, the Illinois Environmental Protection Agency initiated an enforcement proceeding relating to alleged air quality permit violations at Panhandle's Glenarm compressor station. On November 15, 2001 the Illinois Pollution Control Board approved an order imposing a penalty of $850 thousand, plus fees and cost reimbursements of $116 thousand. Under terms of the sale of Panhandle to CMS Energy, a subsidiary of Duke Energy was obligated to indemnify Panhandle against this environmental penalty. The state issued a permit in February of 2002, requiring the installation of certain capital improvements at the facility at a cost of approximately $3 million. Controls were installed on two engines in 2002 and it is planned to install controls on two additional engines in 2003 in accordance with the 2002 permit.

SEC INVESTIGATION: As a result of the round-trip trading transactions at CMS MST, CMS Energy's Board of Directors established a special committee of independent directors to investigate matters surrounding the transactions and retained outside counsel to assist in the investigation. The committee completed its investigation and reported its findings to the Board of Directors in October 2002. The special committee concluded, based on an extensive investigation, that the round-trip trades were undertaken to raise CMS MST's profile as an energy marketer with the goal of enhancing its ability to market its services. The committee found no apparent effort to manipulate the price of CMS Energy stock or affect energy prices. The special committee also made recommendations designed to prevent any reoccurrence of this practice, most of which have already been implemented. Previously, CMS Energy terminated its speculative trading business and revised its risk management policy. The Board of Directors adopted, and CMS Energy has begun implementing, the remaining recommendations of the special committee.

ACCOUNTING FOR RETIREMENT BENEFITS: Panhandle follows SFAS No. 87 to account for pension costs and SFAS No. 106 to account for other postretirement benefit costs. These statements require liabilities to be recorded on the balance sheet at the present value of these future obligations to employees net of any plan assets. The calculation of these liabilities and associated expenses require the expertise of actuaries and are subject to many assumptions, including life expectancies, present value discount rates, expected long-term rate of return on plan assets, rate of compensation increase and anticipated health care costs. Any change in these assumptions can significantly change the liability and associated expenses recognized in any given year.

The Pension Plan is a CMS Energy plan for CMS Energy and affiliates, of which Panhandle is a participating affiliate. The Pension Plan includes amounts for employees of CMS Energy and affiliates, including Panhandle, which were not distinguishable from the Pension Plan's total assets. On December 21, 2002, a definitive agreement was executed to sell Panhandle. The sale is expected to close in 2003. The Pension Plan obligation associated with Panhandle employees will be retained by CMS. When the Southern Union Panhandle Corp. transaction closes, none of the Panhandle employees will be eligible to accrue additional benefits under the Pension Plan. However, the Pension Plan will retain pension payment obligations under the Pension Plan for Panhandle employees who are vested under the Pension Plan.

The significant downturn in the equities markets has affected the value of the Pension Plan's assets. The estimated fair value of the Pension Plan's assets at December 31, 2002 was $607 million and the Accumulated Benefit Obligation was estimated at $1.055 billion. The Pension Plan's Accumulated Benefit Obligation thus exceeded the value of the assets at December 31, 2002, and as a result, Panhandle and the other participants of the plan were required to recognize an additional minimum liability for this excess in accordance with SFAS No. 87. As of December 31, 2002, the additional minimum liability allocated to Panhandle was $48 million, of which $6 million was recorded as an intangible asset, and $42 million was charged to other comprehensive income ($26 million after-tax).

OTHER COMMITMENTS AND CONTINGENCIES: In 1993, the U.S. Department of the Interior announced its intention to seek additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements, and buyouts and buydowns of gas sales contracts with natural gas pipelines. Panhandle Eastern Pipe Line and Trunkline, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact which are likely to take substantial time to resolve. If required to reimburse or indemnify the producers, Panhandle Eastern Pipe Line and Trunkline may file with FERC to recover a portion of these costs from pipeline customers. Management believes these commitments and contingencies will not have a material adverse effect on consolidated results of operations, liquidity or financial position. At December 31, 2002 and 2001, Panhandle has accrued approximately $14 million in Non-current Liabilities on the Consolidated Balance Sheet related to this matter.

In December 2001, Panhandle contributed its interest in Trunkline LNG to LNG Holdings which then raised $30 million from the issuance of equity to Dekatherm Investor Trust and $290 million from non-recourse bank loans. Panhandle guaranteed repayment of $90 million of these loans if the joint venture had not obtained replacement lenders by March 2002. Replacement lenders were found by LNG Holdings, and Panhandle was not required to perform under the guaranty, which is now expired. Panhandle Eastern Pipe Line has provided indemnities to certain parties involved in the transaction for pre-closing claims and liabilities, and subsidiaries of Panhandle have provided indemnities for certain post-closing expenses and liabilities as the manager/operator of LNG Holdings. In November 2002, Panhandle acquired Dekatherm Investor Trust's interest in Trunkline LNG for approximately $41 million and subsequently owns 100 percent of LNG Holdings.

In May 2001, Panhandle provided a guaranty related to project financing associated with its investment in Centennial in an amount up to $50 million during the initial operating period of the project. Due to rating agency downgrades of Panhandle's debt, the Centennial lender required additional credit support from Panhandle. On September 27, 2002 Panhandle's partners provided credit support of $25 million each in the form of guarantees to the Centennial lender to cover Panhandle's $50 million obligation. The partners were paid credit fees by Panhandle on the outstanding balance of the guarantees for the periods for which they were in effect. On February 10, 2003, Panhandle sold its one-third equity interest in Centennial for $40 million to Centennial's two other partners, MAPL and TEPPCO. Panhandle has been released by MAPL, TEPPCO and the lenders for any liabilities related to Panhandle's $50 million parent guaranty of the project debt.

In November 2001, in conjunction with the Guardian project, Panhandle provided a $60 million guaranty related to project financing during the construction and initial operating period of the project. The guaranty is released when Guardian reaches certain operational and financial targets. Due to rating agency downgrades of Panhandle's debt, the Guardian lender assessed credit fees and required additional credit support from Panhandle. In October 2002, Panhandle provided a letter of credit to the lenders which constitutes acceptable credit support under the Guardian financing agreement. This letter of credit was cash collateralized by Panhandle with approximately $63 million which, including accumulated interest, is reflected as Restricted Cash on the Consolidated Balance Sheet at December 31, 2002. On March 10, 2003, Panhandle's ownership interest in Guardian was transferred back to CMS Gas Transmission, along with the $63 million cash collateral. Panhandle was also released from the guarantee obligations associated with the Guardian non-recourse debt as of March 10, 2003, by the partners, Prudential and the other noteholders.

In December 2002 and January 2003, Panhandle secured short-term bank loans in the amounts of $30 million and $10 million, respectively, with interest payable at rates of LIBOR plus 4 percent. The loans are due the earlier of December 2003 or upon sale of Panhandle. The stock of most of Panhandle's subsidiaries were pledged as collateral for the loans, which were utilized to improve overall liquidity which had been reduced by various cash requirements. Panhandle is required to provide certified September 30, 2002 financial statements to the banks by April 30, 2003. Panhandle intends to provide these statements to the banks prior to April 30, 2003. Should it be unable to deliver the certified financial statements or obtain a waiver by that date, Panhandle could be declared to be in default and the debt could be accelerated and become immediately due and payable.

Panhandle was unable to deliver certified September 30, 2002 financial statements to the LNG Holdings lenders as required under that credit facility. Panhandle has received a waiver of this requirement until April 30, 2003 and a waiver of a requirement to provide certain documentation until June 30, 2003. Panhandle intends to provide the financial statements to the banks by April 30, 2003. Should it be unable to deliver the certified financial statements or execute the required documents by the timing indicated, LNG Holdings could be declared to be in default under its credit facility and the debt thereunder could be accelerated and become immediately due and payable.

Occasionally, Panhandle will purchase surety bonds to indemnify third parties for unforeseen events which may occur in the course of construction or repair projects. As of December 31, 2002, Panhandle has purchased $4 million of these surety bonds.

LEASES: Panhandle utilizes assets under operating leases in several areas of operation. Consolidated rental expense amounted to $14 million in 2002, $11 million in 2001 and $13 million in 2000. Future minimum rental payments under Panhandle's various operating leases for the years 2003 through 2007 are $12 million, $12 million, $11 million, $10 million and $3 million, respectively, and $4 million thereafter.

SALE OF PANHANDLE

On March 13, 2003, CMS Energy Corporation and Southern Union Company received requests for additional information ("Second Requests") from the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act relating to Southern Union's acquisition of Panhandle Eastern Pipe Line Company. CMS Energy and Southern Union intend to respond to the Second Requests as quickly as practicable, however, the Second Requests will delay the closing of the transaction beyond March 31, 2003. The sale has been approved by the Massachusetts Department of Telecommunications and Energy and the Missouri Public Service Commission. CMS Energy is a party to a $295.8 million revolving credit facility that has approximately $124 million outstanding and had an original maturity date of March 31, 2003. CMS Energy had planned to use the proceeds from the sale of Panhandle to pay down the facility. Although CMS Energy and Southern Union are not able to close the sale of Panhandle by March 31, 2003, CMS Energy has adequate cash reserves to retire the credit facility See Note 16, Subsequent Events-CMS Energy.

13. EXECUTIVE INCENTIVE COMPENSATION

Panhandle participates in CMS Energy's Performance Incentive Stock Plan. Under the plan, restricted shares of Common Stock of CMS Energy, as well as stock options and stock appreciation rights related to Common Stock may be granted to key employees based on their contributions to the successful management of CMS Energy and its subsidiaries. Awards under the plan may consist of any class of Common Stock. Certain plan awards are subject to performance-based business criteria. The plan reserves for awards not more than five percent, as amended January 1, 1999, of Common Stock outstanding on January 1 each year, less (i) the number of shares of restricted Common Stock awarded and (ii) Common Stock subject to options granted under the plan during the immediately preceding four calendar years. The number of shares of restricted Common Stock awarded under this plan cannot exceed 20 percent of the aggregate number of shares reserved for award. Any forfeiture of shares previously awarded will increase the number of shares available to be awarded under the plan. At December 31, 2002, awards of up to 1,716,856 shares of CMS Energy Common Stock may be issued.

Restricted shares of Common Stock are outstanding shares with full voting and dividend rights. These awards vest over five years at the rate of 25 percent per year after two years. The restricted shares are subject to achievement of specified levels of total shareholder return and are subject to forfeiture if employment terminates before vesting. If performance objectives are exceeded, the plan provides additional awards. Restricted shares vest fully if control of CMS Energy changes, as defined by the plan. At December 31, 2002, 28,500 of the 87,750 shares of restricted CMS Energy Common Stock outstanding are subject to performance objectives.

Under the plan, stock options and stock appreciation rights relating to Common Stock are granted with an exercise price equal to the closing market price on each grant date. Some options may be exercised upon grant; others vest over five years at the rate of 25 percent per year beginning at the end of the first year and others vest over three years at a rate of 33-1/3 percent per year after one year. All options expire up to ten years and one month from date of grant.

The status of the restricted stock and options granted to Panhandle's key employees under the Performance Incentive Stock Plan follows:



                                                Restricted
                                                  Stock                            Options
-------------------------------------------------------------------------------------------------------------
                                                  Number                Number          Weighted-Average
                                                of Shares             of Shares          Exercise Price
-------------------------------------------------------------------------------------------------------------

CMS Energy Common Stock
Outstanding at January 1, 2000                    12,000                      299,912                  $41.07

      Granted                                     15,000                       48,000                  $17.00

      Exercised or Issued                            -                        (24,000)                 $17.00

       Forfeited                                  (4,000)                     (33,964)                 $40.88

                                         --------------------------------------------------------------------
Outstanding at December 31, 2000                  23,000                      289,948                  $39.10


     Granted                                      26,000                      66,000                   $31.04

     Exercised or Issued                             -                           -                        -

     Forfeited                                      -                         (4,332)                  $41.44
                                         --------------------------------------------------------------------
Outstanding at December 31, 2001                 49,000                       351,616                  $37.56


     Granted                                       51,000                      160,000                  $14.98

     Exercised or Issued                           (750)                          -                        -

     Forfeited                                   (11,500)                         -                        -
                                         --------------------------------------------------------------------
Outstanding at December 31, 2002                  87,750                       511,616                  $30.50


The following table summarizes information about CMS Energy's Common Stock options outstanding and exercisable at December 31, 2002:


                         Options Outstanding                                      Options Exercisable
-----------------------------------------------------------------------   ------------------------------------
                                        Weighted          Weighted                             Weighted
    Range of         Number of          Average           Average              Number           Average
    Exercise          Shares           Remaining          Exercise          Exercisable        Exercise
     Prices         Outstanding     Contractual Life       Price            Outstanding          Price
-----------------------------------------------------------------------   ------------------------------------
   $8.12 - 22.20          184,000                 9.08          $15.25            184,000              $15.25
  $31.04 - 39.06          106,000                 7.59          $34.07            106,000              $34.07
  $41.44 - 41.75          221,616                 6.24          $41.45            166,220              $41.45
-----------------------------------------------------------------------   ------------------------------------
   $8.12 - 41.75          511,616                 7.54          $30.50            456,220              $29.17
-----------------------------------------------------------------------   ------------------------------------


The weighted average fair value of options granted for CMS Energy Common Stock in February 2002 was $3.84 and $1.44 in July 2002. In 2001 and 2000, the weighted average fair value of options granted for CMS Energy Common Stock were $6.43 and $2.04, respectively. Fair value is estimated using the Black-Scholes model, a mathematical formula used to value options traded on securities exchanges, with the following assumptions. For 2002 the assumptions listed are for the February grant, followed by the July grant:

                                                            Years Ended December 31

                                                      2002           2001            2000
                                                -------------------------------------------------

Risk-free interest rate                              3.16% - 3.95%         4.77%       6.56%
Expected stock-price volatility                     40.90% - 32.40%       30.59%      27.25%
Expected dividend rate                                $.183 - .365         $.365       $.365
Expected option life (years)                           4.2 - 4.2             4.2         4.1

In 2002 Panhandle adopted the fair value method of accounting for stock based compensation under SFAS No. 123 as amended by SFAS No. 148 on a perspective method. Accordingly, Panhandle recognized the $0.4 million of fair value of stock based awards granted, modified or settled in 2002 in operating expenses.

Panhandle applied APB Opinion No. 25 and related interpretations in accounting for the Performance Incentive Stock Plan. Prior to 2002, stock options were granted at market price; no compensation cost was recognized for stock options granted under the plan. The compensation cost charged against income for restricted stock was $.4 million, $.1 million and $.2 million in 2002, 2001 and 2000, respectively. If compensation cost for stock options had been determined in accordance with SFAS No. 123 for all years, Panhandle's net income would have decreased by approximately $.3 million, $.3 million and $.1 million in 2002, 2001 and 2000, respectively.

14.   RETIREMENT BENEFITS

 Panhandle currently participates in CMS Energy's non-contributory defined benefit retirement plan covering most employees with a minimum of one year vesting service. Panhandle, through CMS Energy, provides retirement benefits under a number of different plans, including certain health care and life insurance benefits under OPEB, benefits to certain management employees under SERP, and benefits to substantially all its employees under a trusteed, non-contributory, defined benefit pension plan and a defined contribution 401
(k) plan.

The Pension Plan is a CMS Energy plan for CMS Energy and its affiliates, of which Panhandle is a participating affiliate. The Pension Plan includes amounts for employees of CMS Energy and affiliates, including Panhandle; assets for each affiliate are not distinguishable from the Pension Plan's total assets. On December 21, 2002, CMS Energy announced that it had reached a definitive agreement to sell Panhandle to Southern Union Panhandle Corp. The agreement calls for Southern Union Panhandle Corp., a newly formed entity owned by Southern Union and AIG Highstar Capital, L.P., to pay $662 million in cash and assume $1.166 billion in debt. The sale is expected to close in 2003. No portion of the Pension Plan assets or liabilities will be transferred with the sale of Panhandle. Upon close of the sale, none of the employees of Panhandle will be eligible to accrue additional benefits under the Pension Plan. The Pension Plan will retain pension payment obligations under the Pension Plan for Panhandle employees who are vested under the Pension Plan.


Weighted-Average Assumptions:
                                                               Pensions & SERP                     OPEB
------------------------------------- ----------------- ---------- ---------- ------- -------- ---------- ---------
Years Ended December 31                           2002       2001       2000             2002       2001      2000
------------------------------------- ----------------- ---------- ---------- ------- -------- ---------- ---------

Discount rate                                     6.75%      7.25%      7.75%            6.75%      7.25%      7.75%
Expected long-term rate of
   return on plan assets                          8.75%      9.75%      9.25%
Union VEBAs and 401(h) Rates                                                             8.75%      9.75%      9.75%
Nonunion VEBAs Rates                                                                     6.00%      6.00%      6.00%
Rate of compensation increase
   pension - to age 45                            3.50%      5.25%      5.25%
               - age 45 to assumed
                  retirement                      3.50%      3.75%      3.75%

SERP                                              5.50%      5.50%      5.50%
------------------------------------- ------------------ ---------- ---------- ---------- ---------- --------- --------


CMS Energy's Net Pension Plan, SERP, and OPEB benefit consist of the following:

In Millions                                             Pensions & SERP                     OPEB
--------------------------------------------------------------------------------------------------------------
Years ended December 31,                            2002    2001      2000        2002    2001      2000
--------------------------------------------------------------------------------------------------------------
Service cost                                          $ 40     $ 36      $ 30       $ 20     $16        $  14
Interest expense                                        84       83        78         69      62           56
Expected return on plan assets                       (102)     (98)      (92)       (43)    (41)         (35)

Amortization of unrecognized transition (asset)          -      (5)       (5)          -       -            -

Ad Hoc Retiree Increase                                  3        -         -          -       -            -
Amortization of :
  Net (gain) or loss                                     -        -         -         10       1          (2)
  Prior service cost                                     8        8         4        (1)     (1)            -
Panhandle adjustment                                   (1)      (1)         -          -       -            -
                                                  ------------------------------------------------------------
                                                  ------------------------------------------------------------
Net periodic pension and postretirement
  benefit cost                                        $ 32     $ 23      $ 15       $ 55     $37        $  33
--------------------------------------------------------------------------------------------------------------


Sensitivity to Changes in Assumed Health Care Cost Trend Rates for Panhandle

                                                                     One Percentage             One Percentage
                                                                     Point Increase             Point Decrease
                                                                 ------------------------   ------------------------
                                                                                    In Millions

Effect on total service and interest cost components                        $ 1                      $(1)
Effect on accumulated postretirement benefit obligation                     $11                      $(9)




The funded status of CMS Energy and affiliates Pension Plan, SERP, and OPEB is reconciled with the liability recorded at December 31 as follows:

In Millions                                             Pension Plan              SERP                 OPEB
---------------------------------------------------------------------------------------------- ----------------------
                                                      2002        2001       2002      2001      2002       2001
---------------------------------------------------------------------------------------------- ----------------------
Projected benefit obligation January 1            $ 1,195     $ 1,081     $  73     $  58     $  956           $  814
Service cost
                                                       40          36          4         3         20              17
Interest cost
                                                       84          83          5         5         69              62
Plan amendment
                                                       3           -           -         -        (62)            (17)
Actuarial loss (gain)
                                                       72          96          1         8         41            116

Benefits paid                                        (138)       (101)        (2)       (1)       (40)           (36)
                                                   ------------------------------------------------------------------
Projected benefit obligation December 31            $ 1,256     $ 1,195     $  81     $  73     $  984        $  956
                                                   ------------------------------------------------------------------


Plan assets at fair value at January 1              $    845    $    994    $   -    $     -      $  508      $  473

Actual return on plan assets                            (164)       (113)       -          -         (43)        (21)

Company contribution                                      64         65        2          1          84          56

Actual benefits paid                                    (138)       (101)      (2)        (1)        (40)         -
                                                   ------------------------------------------------------------------
Plan assets at fair value at December 31 (a)        $    607    $    845    $   -      $   -       $  509      $  508
                                                    ----------------------- ------------------- ----------------------

Projected benefit obligation less than (in excess
of)
  plan assets                                       $  (649)    $  (350)    $ (81)    $ (73)    $(475)   $ (448)
Unrecognized net (gain) loss from experience
  different than assumed                              573          235        13        12        314       196

Unrecognized prior service cost                        60           68         1         1        (77)     (15)

Unrecognized net transition (asset)                    -             -         -         -         -         -

Panhandle adjustment                                    (7)         (7)       -         -          -         -
                                                   ------------------------------------------------------------------
Net Balance Sheet Liability                         $    (23)   $    (54)   $ (67)    $ (60)    $(238)   $ (267)


Additional minimum liability adjustment (b)         $  (426)    $  -        $   -      $   -      $   -   $     -
                                                   ------------------------------------------------------------------


Total Net Balance Sheet Liability                   $  (449)  $  (54)       $ (67)    $  (60)      $(238)   $(267)
                                                   ==================================================================



The Pension Plan's net unrecognized transition obligation, resulting from the implementation of accrual accounting, is amortized over 16 years and 11 years for the SERP on a straight-line basis over the average remaining service period of active employees.

SERP is not a qualified plan under the Internal Revenue Code, and as such, earnings of the SERP plan are taxable and SERP assets are included in consolidated assets. At December 31, 2002 and 2001, SERP plan assets for Panhandle were $5 million and $3 million, respectively, and were classified as other non-current assets. In 2002 and 2001, the accumulated benefit obligation for SERP for Panhandle employees were $7 million and $6 million, respectively.

With respect to the CMS Energy OPEB plan, the fair value of the plan assets was $509 million at December 31, 2002 as compared to the projected benefit obligation of $984 million. At December 31, 2001, the fair value of the plan assets was $508 million versus projected benefit obligations of $956 million. The plan assets at December 31, 2002 consists primarily of stocks and bonds, including CMS Energy Common Stock of $1.3 million, based on a share price of $9.44. As of March 14, 2003, the market value of CMS Energy Common Stock in the OPEB plan assets was $0.5 million, based on a share price of $3.52.

It is Panhandle's and CMS Energy's general policy to fund accrued postretirement health care costs. Panhandle accrues health care and life insurance benefit costs over the active service period of employees to the date of full eligibility for the benefits. Panhandle accrues health care and life insurance benefit costs over the active service period of employees to the date of full eligibility for the benefits. Panhandle's net periodic postretirement benefit cost, as allocated by CMS Energy, was $6 million in 2002. In 2001 and 2000, Panhandle's net periodic postretirement benefit cost was $5 million and $3 million, respectively.

For measurement purposes, a 8.50 percent weighted average rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate is based on assumptions that it will decrease gradually to 5.50 percent in 2010 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for Panhandle's health care plans.

The significant downturn in the equities markets and a decrease in the price of CMS Energy Common Stock has affected the value of the Pension Plan assets. The Pension Plan's Accumulated Benefit Obligation exceeded the value of these assets at December 31, 2002, and as a result, CMS Energy was required to recognize an additional minimum liability for this excess in accordance with SFAS No. 87. The estimated fair value of the Pension Plan assets at December 31, 2002 was $607 million, including CMS Energy common stock which had a market value of $49 million based on a market price of $9.44. As of March 14, 2003, the market value of CMS Energy common Stock in the Pension Plan was $18 million based on a share price of $3.52. As of December 31, 2002, the Accumulated Benefit Obligation was estimated at $1.055 billion and the additional minimum liability was $426 million, of which $53 million was recorded as an intangible asset, and $373 million was charged to other comprehensive income ($242 million after-tax). As of December 31, 2002, the additional minimum liability allocated to Panhandle was $48 million, of which $6 million was recorded as an intangible asset, and $42 million charged to other comprehensive income ($26 million after-tax).

Contributions to the 401(k) plan are invested in CMS Energy Common Stock. Amounts charged to expense for this plan by Panhandle were $3 million in 2001 and 2000, and no incentives were recorded in 2002. Effective September 1, 2002, the employer's match for the 401(k) plan was suspended until January 1, 2005.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)


                                   First         Second         Third            Fourth
                                   Quarter       Quarter        Quarter          Quarter        Total
                                   ------------- -------------  --------------   -------------- ---------------
                                                                       In Millions
2002
Operating Revenue                       $133             $106            $108             $137            $484

Pretax Operating Income                   64               37              39               69             209
Income before
extraordinary
   item and cumulative effect of
   change in accounting principle         29               11              13               15             68

Net Income (Loss)                      (340)               12              13               15           (300)

2001

Operating Revenue                       $155             $115            $120             $124            $514

Pretax Operating Income                   80               32              33               23             168
Income before extraordinary
    item                                  37                8               9                2              56
Net Income                                37                8               9                -              54


16. SUBSEQUENT EVENTS (UNAUDITED)

LNG EXPANSION: On March 18, 2003, the FERC denied a request for rehearing of the order approving the LNG terminal expansion. Trunkline LNG received FERC authorization on March 21, 2003 to commence construction. The expanded facility is expected to be in operations by January 2006.

CMS ENERGY: In March 2003, the CMS Energy's $300 million and $295.8 million revolving credit facilities under which $409 million was then outstanding were amended and restated. The Second Amended and Restated Senior Credit Agreement includes a $249 million tranche with a maturity date of April 30, 2004 and a $175 million tranche with a maturity date of September 2004.